Exhibit 10.1

EXECUTION VERSION

CONSULTING AGREEMENT

                    THIS CONSULTING AGREEMENT (this “Agreement”) made as of February 23, 2007, by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and Eugene P. Martineau (the “Executive”);

W I T N E S S E T H:

                    WHEREAS, the Executive has served as Chief Executive Officer and President of the Company since September 1998, and a director of the Company’s Board of Directors since March 1999; and

                    WHEREAS, the Company and the Executive mutually desire to arrange for the Executive’s separation from employment with the Company and its subsidiaries; and

                    WHEREAS, the Company desires to engage the Executive, and the Executive has agreed to serve, as an independent contractor in a consulting capacity under certain terms set forth herein; and

                    WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

                    NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.       Termination of Employment and Resignation from Officer and Director Positions.  Effective as of the Effective Date (as defined below), the Executive’s employment with the Company and any of its subsidiaries shall be terminated by mutual agreement of the Company and the Executive, and the Executive agrees to resign each of his officer and director positions with the Company and any of its subsidiaries.  The Executive agrees to take any and all further acts necessary to accomplish these resignations.  The “Effective Date” means the date of the regularly scheduled meeting of the Company’s stockholders occurring in 2007.  The Executive acknowledges that the Company may, in its sole discretion, publicly announce the existence of, and disclose the relevant terms of, this Agreement after the date both parties have fully executed this Agreement as indicated on the signature page hereof, including announcing appointment of a successor to assume the Chief Executive Officer and President position.  Without limiting the generality of the foregoing, the Executive acknowledges that the Company may file this Agreement as an exhibit to a Current Report on Form 8-K or any other document filed by the Company with the Securities and Exchange Commission.

          2.       Engagement as Consultant.  Following the Effective Date, the Company hereby agrees to engage the Executive in a consulting capacity, and the Executive hereby agrees to serve the Company in a consulting capacity, for the Consulting Period (as defined below).  It is agreed and understood that Executive’s status while performing services hereunder will for all purposes be that of an independent contractor and not that of an employee of the Company or any of its subsidiaries.  During the Consulting Period, the Executive agrees to perform the services set forth below:

          A.          The Executive will act as a consultant to the Company.  The Executive’s services as a consultant shall not be required during more than 100 days in any year nor more than two days in any week.  In addition, such services will be required only at such times and such places as will result in the least inconvenience to the Executive, having regard for other business commitments during said period which may obligate him to meet such other commitments prior to performing services requested hereunder.  To the end that there shall be a minimum interference with the Executive’s other commitments, his services shall be rendered by personal consultation at his residence or office, wherever maintained, or by correspondence through the mails, electronic mail, or telephone, including weekends and evenings, as may be most convenient to the Executive.  The Company understands that it is the Executive’s intent to relocate his primary residence outside the state of Texas, and the Company acknowledges that such relocation shall not preclude the Executive from performing his obligations under this agreement.  The Company shall provide the Executive with the necessary resources to perform any consulting services requested by the Company.

          B.          During the Consulting Period, the Executive shall not be obligated (i) to occupy any office of the Company or any of its subsidiaries or (ii) to render any services whatsoever to the Company or any of its subsidiaries other than those specified in this Section 2.

          C.          The Executive may accept employment with any employer and such employment shall not constitute a breach or violation of this Agreement; provided that such employment does not violate the restrictive covenants of Section 6 hereof.

          D.          Upon the Effective Date, the Executive agrees to transfer to the Company all rights, including the refund of membership monies paid, to the Company’s membership in the Royal Oaks Country Club.  The Executive and the Company mutually agree to take any and all action necessary to accomplish the sale and transfer contemplated by this Section 2.D.

          E.          The Executive may continue, as in the past, to devote time to the National C.I.M. Committee, including Chairman of the National Steering Committee of the concrete industry, and trustee of the RMC Research Foundation.  The Company will designate Consultant as a named representative of the Company.  The Company will promptly reimburse Executive for all reasonable business expenses, including related travel for these activities.

          F.          The Executive acknowledges that he is responsible for payment of his estimated federal income taxes, employment taxes, social security taxes and any other taxes that may accrue under law by reason of the compensation and benefit coverage for his services to be provided hereunder.  Further, the Executive will comply with all taxing authorities, regulations and laws, whether federal or state, and will indemnify and hold the Company harmless for any claims or loss sustained by the Company because of his breach of any covenant contained in this Section 2.F.  The Executive further acknowledges that he is not entitled nor eligible to participate in any employee benefit plans of the Company, except in accordance with the terms of this Agreement.

The “Consulting Period” shall be the period from the Effective Date through the date that is three years after the Effective Date, unless terminated earlier pursuant to Sections 4 or 5 (the “Expiration Date”).

          3.       Consulting Payments and Benefits.  Except as otherwise set forth in Section 4, the Executive shall be entitled to the consideration set forth below.

          A.          Consulting Payments.  During the Consulting Period, the Executive shall receive consulting payments of $458,000 per calendar year, which shall be paid in accordance with the Company’s standard payroll practices, and be paid to Eugene P. Martineau pursuant to a consulting id# (to be provided by Executive).

          B.           Bonus.  The Executive shall not be eligible for consideration for a cash incentive bonus in fiscal 2007 or thereafter.  Nothing in this Agreement shall affect the Executive’s eligibility for an annual bonus with respect to the Company’s 2006 fiscal year.

          C.          Stock Awards.  Nothing in this Agreement shall affect the Executive’s eligibility for consideration for stock incentive awards with respect to the Company’s 2006 fiscal year.  The Executive shall not be eligible for stock incentive awards with respect to the Company’s 2007 fiscal year or thereafter.  The Executive’s service during the Consulting Period shall be counted for purposes of determining his vested interest in outstanding stock incentive awards.  Except as otherwise provided in Section 4 hereof, the Executive shall be fully vested on the third anniversary of the Effective Date or any earlier Change in Control pursuant to Section 5, and the Executive may exercise vested stock options at any time prior to the expiration of the term of such stock options.

          D.          Welfare Benefits.  From the Effective Date through the Expiration Date, the Executive and his spouse and eligible dependents, if any, shall be eligible for benefits under the Company’s group health and medical benefit programs to the same extent such benefits are generally made available to active employees of the Company at the applicable active employee premium rate, in lieu of any COBRA continuation coverage.  Coverage provided in this Section 3.D is hereinafter referred to as the “Continued Health Coverage”.  If the Executive or his spouse or eligible dependents, if any, are not eligible to participate under the terms of the Company’s group health plan, the Company shall fulfill its obligation under this Section by purchasing commensurate coverage as necessary.  Notwithstanding the above, if the Executive becomes eligible for health and medical benefits from another employer, the Company’s obligation to provide such benefits coverage shall immediately cease.

          E.          Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses, including business-related travel, incurred by the Executive in the performance of his duties only if requested by the Company under Section 2 hereof in accordance with the policies, practices and procedures of the Company as in effect from time to time.

          4.        Termination of the Consulting Relationship.  Notwithstanding the provisions of Sections 1, 2 or 3, the Executive’s consulting relationship with the Company may be terminated during the Consulting Period in any of the following ways:

          A.          Involuntary Termination without Cause.  If the Executive’s consulting relationship with the Company is terminated by the Company without Cause (as defined below), the Executive shall continue to receive the payments and benefits provided under Section 3 as if he had continued to provide consulting services through the Expiration Date.  All stock options, restricted stock awards, restricted stock units and similar awards granted to the Executive by the Company prior to the date of termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full on the date of termination and shall remain outstanding and in effect in accordance with their respective terms, and any restrictions, deferral limitations, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse on the date of termination.  The Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.  In the event of the Executive’s death after termination under this Section 4.A, the Executive’s surviving spouse, if any, shall be entitled to receive (i) payments as provided in Section 3.A through the period ending on the earlier of (a) the Expiration Date or (b) the date of her death, and (ii) Continued Health Coverage as provided under Section 3.D.  However, if the Executive accepts employment with a Competing Business (as defined in Section 6.C), the Company’s then continuing obligations, if any, to provide the Executive the payments and benefits described in this Section 4.A shall cease as of the first day of such employment by the Executive.

          B.          Termination for Cause and Voluntary Termination.  If the Executive’s consulting relationship with the Company is terminated by the Company for Cause (as defined below) or if the Executive voluntarily terminates the consulting relationship for any reason other than Disability (a “Voluntary Termination”), the Company’s obligation to make the payments or provide the benefits listed under Section 3 of this Agreement shall immediately terminate as of the date of termination.  For purposes of this Agreement, “Cause” shall mean (i) the Executive’s gross negligence, willful misconduct, or willful neglect in the performance of the material duties and services of the Executive hereunder, uncorrected for 30 days following the Company’s written notice to the Executive of need to cure such performance; (ii) the Executive’s final conviction of a felony by a trial court; (iii) any criminal indictment of the Executive relating to an event or occurrence for which the Executive was directly responsible which, in the business judgment of a majority of the Company’s Board of Directors, exposes the Company to ridicule, shame or business or financial risk; or (iv) a material breach by the Executive of any material provision of this Agreement which remains uncorrected for 30 days following the Company’s written notice to the Executive of such breach.  In the case of a termination for Cause under subpart (i) above or in the case of a Voluntary Termination, (a) all stock options previously granted by the Company to the Executive that are vested on the date of such termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable for a period of 90 days following the date of such termination, (b) all stock options previously granted by the Company to the Executive that are not vested on the date of such termination shall terminate immediately and (c) all restricted stock, restricted stock units and other awards that have not vested prior to the date of such termination shall be cancelled to the extent not then vested.  In the case of a termination for Cause under subparts (ii), (iii) or (iv) above, (y) all stock options previously granted by the Company to the Executive (whether or not vested) shall terminate immediately and (z) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested.

          C.          Disability.  If the Executive’s consulting relationship with the Company is terminated by reason of Disability (as defined below), the Company shall provide the Continued Health Coverage under Section 3.D, but the Company’s obligation to make the payments provided under Sections 3.A, 3.B and 3.C of this Agreement shall immediately terminate as of the date of such termination.  All stock options previously granted by the Company to the Executive that are vested on the date of termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable in accordance with their terms and all stock options previously granted by the Company to the Executive that are not vested on the date of termination shall terminate immediately.  “Disability” means the Executive’s inability to perform the duties required of his position due to physical or mental impairment for 180 consecutive days.

          D.          Death.  The Executive’s consulting relationship under this Agreement shall terminate automatically upon his death, and, in such event, other than providing the Continued Health Coverage and paying all amounts that are accrued and owed to the Executive up to the date of the Executive’s death, the Company shall have no continuing obligations under this Agreement.  All stock options previously granted by the Company to the Executive that are vested on the date of termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable in accordance with their terms and all stock options previously granted by the Company to the Executive that are not vested on the date of termination shall terminate immediately.

          5.        Change in Control.

          A.          Change in Control Payment.  In the event of the occurrence of a Change in Control during the Consulting Period, (i) the Consulting Period shall immediately end and (ii) the Executive shall receive a cash lump sum payment of $900,000, payable as soon as practicable after the Change in Control, in lieu of any other further payments or benefits under this Agreement.

          B.          Vesting of Awards.  All stock options, restricted stock awards, restricted stock units and similar awards granted to the Executive by the Company prior to the date of a Change in Control shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full immediately prior to such Change in Control and shall remain outstanding and in effect in accordance with their terms, and any restrictions, deferral limitations, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse immediately prior to such Change in Control.  The Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

C. Definitions. For purposes of this Agreement, the terms below shall have the meanings assigned thereto as follows:

          1.          A “Change in Control” shall be deemed to have occurred on the earliest of any of the following dates (i) the date the Company merges or consolidates with any other person or entity, and the voting securities of the Company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the date the Company sells all or substantially all of its assets to any other person or entity; (iii) the date the Company is dissolved; (iv) the date any person or entity together with its Affiliates (as defined herein) becomes, directly or indirectly, the Beneficial Owner (as defined herein) of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of the Company; or (v) the date the individuals who constituted the members of the Company’s Board of Directors (“Incumbent Board”) as of the Effective Date cease for any reason to constitute at least a majority thereof, provided that for purposes of this clause (v) any person becoming a director of the Company whose election or nomination for election by the Company’s stockholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board shall be, for purposes of this clause (v), considered as through such person were a member of the Incumbent Board; provided, however, that notwithstanding anything to the contrary contained in clauses (i) - (v), a Change in Control shall not be deemed to have occurred in connection with any bankruptcy or insolvency of the Company, or any transaction in connection therewith.

          2.          “Affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such person or entity in question.

          3.          For the purposes of the definition of Affiliate, “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities or by contract or otherwise.

4. “Beneficial Owner” has the meaning ascribed to it pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

          6.        Restrictive Covenants.  As a material inducement to the Company to enter into this Agreement, the Executive agrees to the restrictive covenants set forth below:

          A.          Company Property.  All written materials, records, data, and other documents prepared by the Executive during the Consulting Period are Company property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by the Executive individually or in conjunction with others during the Consulting Period (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.  At the termination of the Executive’s consulting relationship with the Company for any reason, the Executive shall return all of the Company’s documents, data, or other Company property, including all copies, to the Company.

          B.          Confidential Information; Non-Disclosure.  The Executive acknowledges that the business of the Company and its affiliated entities is highly competitive and that the Company has agreed to provide and immediately will provide the Executive with access to Confidential Information relating to the business of the Company and its affiliated entities.  “Confidential Information” means and includes the Company’s and its affiliated entities’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or are reasonably planned to be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes, particularly mixing techniques, mix designs or chemical analyses of concrete products; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or its affiliated entities; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  The Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company and its affiliated entities in its businesses to obtain a competitive advantage over its competitors.  The Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  The Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company.  The Company also agrees to provide the Executive with immediate access to Confidential Information and specialized training regarding the Company’s and its affiliated entities’ methodologies and business strategies, which will enable the Executive to perform his job at the Company.

                    The Executive agrees that the Executive will not, at any time during or after the Executive’s consulting relationship with the Company, make any unauthorized disclosure of any Confidential Information or specialized training of the Company, or make any use thereof, except in carrying out his responsibilities hereunder.  The Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.  Nothing in this Section 6.B is intended to prohibit the Executive from complying with any court order, lawful subpoena or governmental request for information, provided that (to the extent permitted by applicable law) the Executive (i) notifies the Company promptly upon the receipt of any such order, subpoena or request and before the date of required compliance; (ii) provides the Company with a copy (or if such disclosure is to be made orally, a description) of the material proposed to be disclosed in order to comply with such order, subpoena or request; and (iii) cooperates with the Company so that the Company may seek a protective order or other appropriate remedy .

          C.      Non-Competition Obligations.  The Company agrees to and shall provide the Executive with immediate access to Confidential Information.  Ancillary to the rights and severance benefits provided to the Executive, the Company’s provision of Confidential Information and specialized training to the Executive, and the Executive’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, the Company and the Executive agree to the following non-competition provisions.  The Executive agrees that during the Executive’s consulting relationship with the Company, the Executive will not, directly or indirectly, for the Executive or for others, in the “Geographic Region of Responsibility” described in Section 6.I below (or, if the Executive’s Geographic Region of Responsibility has changed, in any and all geographic regions in which the Executive has devoted substantial attention at such location to the material business interest of the Company and its affiliated entities during the 12-month period immediately preceding the termination of the Executive’s consulting relationship with the Company), engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of 2% or less of the stock of a public company), partner, proprietor, or any type of principal whatsoever in any person, firm or business that generates more than 10% of its annual revenue from the sale of any concrete-related products and services that the Company, or its affiliated entities offers, then has plans to offer, or has offered in the preceding 12-month period, including, but not limited to, ready-mixed concrete, pre-cast concrete or related building materials or services such as proportioned mix design services, concrete mold engineering or design services, rebar, mesh, color additives, curing compounds, grouts, wooden forms, or similar products or services, whether at wholesale or retail (a “Competing Business”).  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to the Executive.

          D.          Non-Solicitation of Customers.  During the Executive’s consulting relationship with the Company and for a period of two years after the termination of the Executive’s consulting relationship with the Company, the Executive will not call on, service, or solicit competing business from clients or customers of the Company or its affiliated entities whom that the Executive, within the previous twenty-four (24) months, (i) provided services to, worked with, solicited or had or made contact with, or (ii) had access to information and files about.

          E.          Non-Solicitation of Employees.  During the Executive’s consulting relationship with the Company and for a period of two years after the termination of the Executive’s consulting relationship with the Company, the Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliated entities whom the Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

          F.          Non-Disparagement.  The Executive and the Company mutually agree to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company) or Executive, and the Executive and the Company agree not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate, or Executive, or inconsistent with fostering the goodwill of the Company and its affiliates or Executive; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or the Executive to any state or federal law enforcement agency or to the Board of Directors or senior management of the Company or require notice to the Company thereof, and the Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

          G.          Early Resolution Conference/Arbitration.  The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written.  If the Executive ever decides to contend that any restriction on activities imposed by this Agreement is no longer enforceable as written or does not apply to an activity in which the Executive intends to engage, the Executive first will notify the Company’s President and its Secretary in writing and meet with a Company representative at least fourteen (14) days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an “Early Resolution Conference”).  Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes.  The arbitration shall be conducted in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before an arbitrator licensed to practice law in Texas.  The parties agree that the arbitrator, in the arbitrator’s discretion, may award a prevailing party, other than the Company, a reasonable attorney’s fee, including arbitration expenses and costs.  Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein.  The parties’ agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

          H.          Warranty and Indemnification.  The Executive warrants that the Executive is not a party to any restrictive agreement limiting the Executive’s activities in his provision of services to the Company.  The Executive further warrants that at the time of the signing of this Agreement, the Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit his provision of services to the Company, and that the Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of the Executive’s duties hereunder.  The Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

          I.          Geographic Region of Responsibility.  “Geographic Region of Responsibility” means within 75 miles of any plant or other operating facility in which the Company was engaged in business on the date immediately prior to the Executive’s termination.

          7.        Non-Alienation.  The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.  Upon the death of the Executive, his surviving spouse, if any, shall have the right to enforce the provisions hereof.

          8.        Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          9.        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, by operation of law or otherwise.  The Company may not assign its rights and obligations under this Agreement other than to an affiliated entity or to any successors to substantially all of its business or assets (whether by merger or otherwise) or as otherwise agreed to by the Executive in writing.

          10.      Notices.  Notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail.  Notices to the Company shall be sent to its President and its Secretary at: U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.  Notices and communications to the Executive shall be sent to the address the Executive most recently provided to the Company in writing.

          11.      Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

          12.       Mediation.  If a dispute arises out of or related to the Executive’s provision of services, other than a dispute regarding the Executive’s obligations under Section 6, and if the dispute cannot be settled through direct discussions, then the Company and the Executive agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.  The Company agrees to pay any pre-suit mediation fee charged by the mediator for two full days of mediation.

          13.      Source of Payments:  All cash payments provided in this Agreement will be paid from the general funds of the Company.  The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Executive or any other person.

          14.      Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

          15.      Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

          16.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

          17.     Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

          18.     Choice of Law/Venue/Jurisdiction.  This Agreement shall be governed by Texas law.  Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations under this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

          19.      Section 409A.  Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury authorities (“Section 409A”):

          A.          If the Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 19, any payments payable as a result of the Executive’s termination of employment (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after the Executive’s termination of employment, (ii) the date of the Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  This Section 19.A shall be applied by accumulating all payments that otherwise would have been paid within six months of the Executive’s termination of employment and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A.  The Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if the Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

          B.          If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, the Executive and the Company agree that such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Executive’s rights or benefits hereunder.

          20.      Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties concerning the subject hereof.  Nothing in this Agreement shall affect the Executive’s right to benefits under the terms of any employee benefit plan of the Company in which the Executive has participated or may participate.  It is specifically understood and agreed that, as of the Effective Date, this Agreement supersedes the Employment Agreement between the Company and the Executive dated May 28, 2003 (the “Employment Agreement”), and the Executive acknowledges that neither this Agreement nor the actions contemplated hereunder constitute an Involuntary Termination or Good Reason, as such terms are defined in the Employment Agreement, or otherwise give rise to a right to severance under the Employment Agreement.

                    IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, as of the dates indicated below, but effective as of the Effective Date.

U.S. CONCRETE, INC.

By:	/s/ Vincent D. Foster

Name:	Vincent D. Foster

Title:	Chairman of the Board

Date:	February 23, 2007

EUGENE P. MARTINEAU

/s/ Eugene P. Martineau

Date:	February 23, 2007